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                                                               February 15, 2001

eSpeed, Inc.
One World Trade Center
New York, New York  10048


                  Re: Issuance of 8,205,250 Shares of Class A Common Stock pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to eSpeed, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement (the "Registration Statement") on Form S-3 (Reg. No. 333-_____) relating to the public offering by the Company of an aggregate of 8,205,250 shares (including 1,070,250 shares subject to an over-allotment option) of the Company's Class A Common Stock, $.01 par value per share (the "Class A Shares"). Of the 8,205,250 Class A Shares, 2,500,000 shares (the "Company Shares") are being offered by the Company and 5,705,250 shares, including 1,070,250 shares subject to an over-allotment option (the "Selling Stockholder Shares"), are being offered by selling stockholders.

         In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated By-laws of the Company and (c) such other documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion.

         Based on the foregoing, we are of the following opinion:

                  1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

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eSpeed, Inc.
February 15, 2001
Page 2

                  2. The Company Shares have been duly authorized by the Company and, when issued and paid for as contemplated by the Registration Statement, will be duly and validly issued and fully paid and non-assessable.

                  3. The Selling Stockholder Shares have been duly authorized by the Company and, when paid for as contemplated by the Registration Statement, will be duly and validly issued and fully paid and non-assessable.

         We render the foregoing opinion as members of the Bar of the State of New York and express no opinion as to any law other than the General Corporation Law of the State of Delaware (the "DGCL"), the applicable provisions of the Delaware Constitution and the reported decisions interpreting the DGCL and the applicable provisions of the Delaware Constitution.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

                                               Very truly yours,


                                               /s/ Morgan, Lewis & Bockius LLP